EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-3 (No. 333-274729) and the Registration Statements on Form S-8 (Nos. 333-179443, 333-204410, 333-224836, 333-256377, 333-283447, 333-283991) of Biomerica, Inc. (the “Company”) of our report dated August 29, 2025, relating to our audits of the Company’s consolidated financial statements as of May 31, 2025 and 2024, and for each of the years then ended, which report includes an explanatory paragraph expressing substantial doubt regarding the Company’s ability to continue as a going concern, included in the Company’s Annual Report on Form 10-K for the fiscal year ended May 31, 2025.

/s/ HASKELL & WHITE LLP

HASKELL & WHITE LLP

Irvine, California
August 29, 2025